Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! REPORTS SECOND QUARTER 2020 RESULTS

ENGLEWOOD, Colo. (August 3, 2020) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial broadband, video and telephony services to customers in the United States, today announced financial and operating results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights (1)

●	Total Subscribers of 844,500, representing 4.3% growth in subscribers compared to the prior-year period
●	Total HSD RGUs of 805,600, representing 5.5% growth in HSD RGUs compared to the prior-year period
●	Total Revenue of $282.0 million; Net Income of $2.2 million; Diluted Earnings Per Share of $0.03
●	HSD Revenue totaled $137.3 million, an increase of $6.9 million or 5.3% compared to the prior-year period
●	Adjusted EBITDA was $101.3 million
●	Free Cash Flow in the second quarter totaled $17.7 million
●	Adjusted Diluted Earnings Per Share was $0.12
●	Business Services Subscription Revenue grew 3.5% compared to the second quarter of 2019
●	John Rego joined as Chief Financial Officer and Shannon Campain joined as Chief Commercial Officer
●	Gunjan Bhow, Global Chief Digital Officer of Walgreens Boots Alliance, was elected to the Board of Directors
●	WOW! named “MSO of the Year” by Cablefax

"I’m proud of how the WOW! team has navigated the challenges posed by the global health pandemic and executed on our initiatives to deliver critical services to the communities that we serve. During these unprecedented times, demand for our broadband services continued to drive growth, leading to the best second quarter HSD RGU growth in five years," said Teresa Elder, chief executive officer of WOW! “We added more HSD RGUs in the first half of 2020 than we did in all of 2019. We saw 77% of our new customers connecting to our HSD Only offering, up from 57% a year ago. Furthermore 40% of these new customers subscribed to higher speed tiers of 500MB or 1 Gig. Our compelling add-on service, Whole-Home WiFi, showed higher take rates in the second quarter of 2020. As more customers choose WOW!’s broadband service, they reinforce our strategic shift, which we expect to benefit margins in future quarters as legacy video subscriptions decrease.”

"We reported Adjusted EBITDA of $101.3 million in the second quarter", said John Rego, chief financial officer of WOW! "These results were negatively affected by an estimated $7.6 million due to COVID-19 related issues, including lower advertising revenue and the FCC Keep America Connected pledge, which resulted in higher bad debt reserves and fewer late fees than expected."

(1)	Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

The following table summarizes the estimated EBITDA impacts due to COVID-19 for the period indicated:

Three months ended
June 30, 2020
(in millions)
Advertising impact	$(3.0)
FCC pledge - bad debt	(1.4)
Late fees	(1.2)
Customer care	(0.4)
Other	(1.6)
Total	$(7.6)

Revenue

For the quarter ended June 30, 2020, Total Revenue decreased 2.7% to $282.0 million compared to the quarter ended June 30, 2019, which was driven primarily by lower advertising revenue and a shift in service offering mix as the Company continues to experience an expected reduction in Video and Telephony RGUs, partially offset by growth in residential HSD RGUs and ARPU, as well as Business Services Subscription Revenue growth.

Total Subscription Revenue for the quarter ended June 30, 2020, was $263.9 million, down $2.5 million, or 0.9%, compared to the quarter ended June 30, 2019. Residential Subscription Revenue was $228.4 million, down $3.7 million, or 1.6%, compared to the quarter ended June 30, 2019. Business Services Subscription Revenue, totaled $35.5 million, up $1.2 million, or 3.5%, compared to the quarter ended June 30, 2019.

Other Business Services Revenue totaled $6.4 million for the quarter ended June 30, 2020, down $0.7 million compared to the quarter ended June 30, 2019.

Other Revenue totaled $11.7 million for the quarter ended June 30, 2020, down $4.5 million compared to the quarter ended June 30, 2019, primarily due to a decrease in advertising, and late fee revenue attributable to our participation in the “FCC” pledge to stop charging late fees to customers affected by the global health crisis.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $146.7 million for the quarter ended June 30, 2020, up $2.3 million, or 2%, compared to the quarter ended June 30, 2019 primarily due to additional bad debt reserves. Selling, General, and Administrative expenses totaled $43.0 million for the quarter ended June 30, 2020 down $4.6 million, or 10% compared to the quarter ended June 30, 2019 primarily due to lower employee costs.

Net Income and Earnings Per Share

Net Income for the quarter ended June 30, 2020, was $2.2 million, compared to Net Income of $9.7 million for the quarter ended June 30, 2019. Diluted Earnings Per Share for the quarter ended June 30, 2020, was $0.03, compared to Diluted Earnings Per Share of $0.12 for the quarter ended June 30, 2019. Adjusted Diluted Earnings Per Share for the quarter ended June 30, 2020, was $0.12.

Adjusted EBITDA

Adjusted EBITDA for the three months ended June 30, 2020, was $101.3 million, a decrease of $7.6 million, or 6.9%, compared to the three months ended June 30, 2019. Adjusted EBITDA reflects an estimated COVID-19 impact of $7.6 million. Adjusted EBITDA margin was 35.9% for the three months ended June 30, 2020, a decrease of more than 160 basis points compared to the three months ended June 30, 2019.

Customers

WOW! reported Total Subscribers of 844,500 as of June 30, 2020, an increase of 34,700, or 4.3%, compared to June 30, 2019, up 6,500 compared to March 31, 2020. HSD RGUs totaled 805,600 as of June 30, 2020, an increase of 41,900, or 5.5%, compared to June 30, 2019, up 8,000 compared to March 31, 2020.

Edge-Outs

Edge-Out Projects reached a total of 189,700 homes passed and 45,200 Subscribers since inception.

The 2018 Edge-Out projects include 5,600 Customers, which represents 18.5% penetration on such nodes. The 2019 Edge-Out projects include 6,600 Customers, which represents 13.6% penetration on such nodes. The 2020 Edge-Out projects now reach 2,400 homes passed.

Capital Expenditures

Capital Expenditures, on a reported basis, totaled $57.2 million for the quarter ended June 30, 2020, representing a $4.5 million, or 7.3%, decrease compared to the quarter ended June 30, 2019. Transaction Adjusted Capital Expenditures totaled $57.2 million for the quarter ended June 30, 2020, an increase of $1.2 million, or 2.1%, compared to the quarter ended June 30, 2019. Transaction Adjusted Expansion Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $5.4 million for the quarter ended June 30, 2020, a decrease of $6.3 million over the Transaction Adjusted Expansion Capital Expenditures in the quarter ended June 30, 2019. Excluding Transaction Adjusted Expansion Capital Expenditures, Transaction Adjusted Capital Expenditures for the quarter ended June 30, 2020 totaled $51.8 million, which equates to 18.4% of Total Revenue for the quarter ended June 30, 2020.

Liquidity and Leverage

As of June 30, 2020, the total outstanding amount of long-term debt and finance lease obligations was $2.322 billion, and cash and cash equivalents were $39.6 million. Total Net Leverage as of June 30, 2020, was 5.39X on a LTM Adjusted EBITDA basis, up from 5.32X at March 31, 2020, and undrawn revolver capacity totaled $215.5 million. The Company took a precautionary  $50 million draw on the revolver in April which was subsequently repaid in June based on the stability of the capital markets and further understanding of the global health crisis on the business. Free Cash Flow was $17.7 million for the second quarter.

Conference Call

WOW! will host a conference call on Monday, August 3, 2020, at 5:00 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Monday, August 3, 2020	Call Time:	5:00 p.m. Eastern
Dial In:	(800) 459-5346	International:	(203) 518-9544
Conf. ID:	WOWQ220

A recording of the conference call will be available approximately two hours after the completion of the call until
August 18, 2020. The dial-in number for this replay is (800) 934-8221.

Condensed Consolidated Statements of Operations

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-Q for the periods indicated, as filed on August 3, 2020, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

	(in millions, except per share data)
Revenue
Residential subscription	$232.1	$228.4	$463.6	$457.2
Business services subscription	34.3	35.5	68.0	71.3
Total subscription	266.4	263.9	531.6	528.5
Other business services	7.1	6.4	14.2	12.9
Other	16.2	11.7	31.1	25.1
Total Revenue	289.7	282.0	576.9	566.5

Costs and expenses
Operating (excluding depreciation and amortization)	144.4	146.7	293.6	295.8
Selling, general and administrative	47.6	43.0	93.1	89.2
Depreciation and amortization	50.9	56.8	100.6	112.6
Gain on sale of operating assets, net	(0.2)	—	(3.6)	—
	242.7	246.5	483.7	497.6
Income from operations	47.0	35.5	93.2	68.9
Other income (expense):
Interest expense	(36.0)	(32.4)	(71.6)	(65.9)
Gain on sale of assets, net	—	0.4	—	0.7
Other income, net	1.9	0.1	2.7	0.8
Income before provision for income tax	12.9	3.6	24.3	4.5
Income tax expense	(3.2)	(1.4)	(6.2)	(2.2)
Net income	$9.7	$2.2	$18.1	$2.3

Basic and diluted earnings per common share
Basic	$0.12	$0.03	$0.22	$0.03
Diluted	$0.12	$0.03	$0.22	$0.03
Weighted-average common shares outstanding
Basic	80,675,392	81,612,359	80,513,361	81,325,795
Diluted	80,910,676	82,603,198	80,903,032	82,091,303

About WOW!

WOW! is one of the nation's leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. We assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; the economic uncertainties created by the COVID-19 pandemic and its potential effect on customer demand or ability to pay as well as potential effects on our ability to procure necessary supplies to support our network; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; the occurrence of natural disasters, including hurricanes, in one or more of our geographic markets and other factors that are described from time to time in our filings with the SEC. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Transaction Adjusted Capital Expenditures excluding Expansion Capital Expenditures, Adjusted Diluted EPS, and Free Cash Flow. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Transaction Adjusted Capital Expenditures and Transaction Adjusted Capital Expenditures excluding Expansion Capital Expenditures give effect to the reimbursement of Chicago fiber asset build, and exclude the effects associated with Hurricane Michael and is included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. The presentation of these metrics are not made in accordance with GAAP and our use of this term herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. This non-GAAP measure should not be considered as an alternative to capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor's understanding of our financial performance.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA has important limitations as an analytical tool. For example, Adjusted EBITDA:

●	excludes certain tax payments that may represent a reduction in cash available to us;
●	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
●	does not reflect changes in, or cash requirements for, our working capital needs; and
●	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted Diluted Earnings Per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of loss on early extinguishment of debt, gain on sale of assets, net, impairment losses on intangibles and goodwill, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Free Cash Flow as Net Cash Provided by Operating Activities less Capital Expenditures. We believe that Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Free Cash Flow is not made in accordance with GAAP and our use of the term Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

Refer to “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income, Adjusted Diluted Earnings Per Share to Diluted Earnings Per Share, and Net Cash Provided by Operating Activities to Free Cash Flow which are most directly comparable to their corresponding GAAP financial measure.

In addition, we use the following subscriber information in this release:

●	Homes Passed – We report homes passed as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.
●	Subscribers – Because we deliver multiple services to our customers, we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides an unaudited reconciliation of Adjusted EBITDA to Net Income for the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

	(in millions)
Net Income	$9.7	$2.2	$18.1	$2.3
Depreciation and amortization	50.9	56.8	100.6	112.6
Gain on sale of operating assets, net	(0.2)	—	(3.6)	—
Interest expense	36.0	32.4	71.6	65.9
Gain on sale of assets, net	—	(0.4)	—	(0.7)
Non-recurring professional fees, M&A integration and restructuring expense	8.4	6.0	16.9	13.2
Non-cash stock compensation	2.8	3.0	4.9	5.7
Other income, net	(1.9)	(0.1)	(2.7)	(0.8)
Income tax expense	3.2	1.4	6.2	2.2
Adjusted EBITDA	$108.9	$101.3	$212.0	$200.4

The following table provides an unaudited reconciliation of Free Cash Flow for the periods indicated:

	Three months ended	Six months ended
	June 30, 2020	June 30, 2020

	(in millions)
Net Cash Provided by Operating Activities	$74.9	$127.3
Less: Capital Expenditures	(57.2)	(115.2)
Free Cash Flow	$17.7	$12.1

The following table provides an unaudited reconciliation of Adjusted Diluted Earnings Per Share for the periods indicated:

	Three months ended	Six months ended
	June 30, 2020	June 30, 2020

	(per share)
Diluted Earnings Per Share	$0.03	$0.03
Gain on sale of operating assets, net	—	(0.01)
Non-recurring professional fees, M&A integration and restructuring expense	0.07	0.16
Non-cash stock compensation	0.04	0.07
Other income, net	—	(0.01)
Income tax applicable to adjustments, net(1)	(0.02)	(0.04)
Adjusted Diluted Earnings Per Share	$0.12	$0.20

(1)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network in December 2017, and the impact of Hurricane Michael in October 2018, as if such transactions had been completed at the beginning of the respective periods presented. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the portion of the Chicago Fiber Network that was divested, and the impact of Hurricane Michael in October 2018. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

Capital Expenditures and Subscriber Information

The following table provides an unaudited reconciliation of our Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

	(in millions)
Capital Expenditures	$61.7	$57.2	$127.7	$115.2
Transaction Adjustments:
Capital Expenditures related to the Chicago fiber network	(5.7)	—	(9.5)	—
Hurricane Michael impact	—	—	(2.3)	—
Transaction Adjusted Capital Expenditures	$56.0	$57.2	$115.9	$115.2

Transaction Adjusted Expansion Capital Expenditures, included in Total:	(11.7)	(5.4)	(26.8)	(14.1)
Transaction Adjusted Capital Expenditures, excluding Transaction Adjusted Expansion Capital Expenditures	$44.3	$51.8	$89.1	$101.1

The following table provides an unaudited summary of our subscriber information:

	June 30,	September 30,	December 31,	March 31,	June 30,
	2019(1)	2019	2019	2020	2020
Homes Passed	3,199,500	3,215,500	3,237,200	3,235,200	3,237,700
Total Subscribers	809,800	817,600	823,400	838,000	844,500
HSD RGUs	763,700	773,900	781,500	797,600	805,600
Video RGUs	387,100	380,800	373,800	365,800	351,700
Telephony RGUs	198,100	195,700	193,100	190,900	188,100
Total RGUs	1,348,900	1,350,400	1,348,400	1,354,300	1,345,400

(1)	The Company transitioned statistical reporting tools and standardized reporting methodologies in the third quarter of 2019. The standardized reporting led to the following decreases to June 30, 2019 subscriber and RGU counts: Total Subscribers (1,500), HSD RGUs (1,800), Video RGUs (1,000), and Total RGUs (2,800).